March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Release Nos. 33-8070; 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62;
    File No. S7-03-02 (the "Release")



Ladies and Gentlemen:

         In accordance with the Release, you are hereby notified that pursuant to Temporary Note 3T to Article 3 of Regulation S-X adopted by the Securities and Exchange Commission, Arthur Andersen LLP ("Andersen") has represented to SureBeam Corporation (the "Company") the following regarding the audit of the Company's consolidated financial statements for the year ended December 31, 2001:

         The audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.



Very truly yours,

SureBeam Corporation

/s/  DAVID A. RANE
----------------------------
David A. Rane,
Senior Vice President, Chief Financial Officer